Exhibit 15.1

Letter re: Unaudited Interim Financial Information

October 29, 2025

To the Shareholders and the Board of Directors of CVS Health Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-3ASR No. 333-272200 and Form S-8 Nos. 333-273611, 333-271582, 333-270936, 333-238507, 333-230035, 333-228622, 333-167746, 333-217853, 333-208805, 333-141481, 333-139470, 333-63664, 333-91253, 333-49407, 333-34927, 333-28043 and 333-279641) of CVS Health Corporation of our report dated October 29, 2025, relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that is included in its Form 10-Q for the quarter ended September 30, 2025.

/s/ Ernst & Young LLP

Boston, Massachusetts